Exhibit 5.1b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Orla Mining Ltd. (the “Company”) of our reports dated March 25, 2022 relating to the consolidated financial statements of Gold Standard Ventures Corp. as at, and for the years ended December 31, 2021 and 2020, and the effectiveness of internal control over financial reporting, which is included or incorporated by reference in: (i) the business acquisition report of the Company dated October 25, 2022; and (ii) the management information circular of Gold Standard Ventures Corp. dated July 6, 2022, appearing in Exhibit 99.1 and 99.2, respectively, of the Company’s Current Report on Form 6-K dated October 25, 2022.

We also consent to the reference to us under the heading “Auditors” in such Registration Statement.

/s/ Davidson & Company LLP

Chartered Professional Accountants
Vancouver, Canada

April 13, 2023